Exhibit 10.1

AMENDED AND RESTATED UNSECURED PROMISSORY NOTE

$500,000.00	Issuance Date: May 18, 2012

Golden Valley, Minnesota

FOR VALUE RECEIVED, Veritec, Inc., a Nevada corporation (“Maker”), promises to pay to Larry L. Konfirst, an individual, (“Holder”), or his registered assigns the sum of FIVE HUNDRED THOUSAND DOLLARS ($500,000) (the “Principal Amount”) with simple interest accruing from January 16, 2012 at the rate of five percent (5.0%) per annum, due and payable on January 16, 2013 (the “Maturity Date”). This Amended and Restated Unsecured Promissory Note (“Note”) amends, restates and supersedes in its entirety that certain promissory note dated January 16, 2012 issued by Maker in favor of the Holder. This Note is issued in conjunction with that certain letter agreement by and among Maker, Holder, John Johannes (J. Technologies) and Mary Adams of even date herewith (“Letter Agreement”). Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Letter Agreement.

1. Payment; Prepayment. All payments under this Note shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company. This Note may be prepaid in whole or in part at any time without premium or penalty upon 30 days’ written notice to Holder; provided however that Holder will have the right to exercise the Option during this notice period.

2. Use of Funds. The Principal Amount may be used by Maker solely for the purpose of funding a certificate of deposit for the purpose of providing security for Maker’s credit card distribution at First California Bank or its assigns.

3. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a) Failure to Pay. Maker shall fail to pay any payment required under the terms of this Note on the date due; or

(b) Failure to Perform. Maker shall fail to perform any obligation under this Note or the Letter Agreement; or

(c) Voluntary Bankruptcy or Insolvency Proceedings. Maker shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under any applicable statute) or (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it and any such proceeding shall not be dismissed or discharged within sixty (60) days of commencement; or

(d) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Maker or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Maker or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement.

4. Rights of Holder upon Default. Upon the occurrence or existence of any Event of Default (other than an Event of Default, referred to in Sections 3(c) and 3(d)) and at any time thereafter during the continuance of such Event of Default, Holder may, by written notice to Maker, declare all outstanding obligations payable by Maker under the Note to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. Upon the occurrence or existence of any Event of Default described in Sections 3(c) and 3(d), immediately and without notice, all outstanding obligations payable by Maker under the Note shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Holder may exercise any other right power or remedy permitted by law, either by suit in equity or by action at law, or both.

5. Successors and Assigns. The rights and obligations of Maker and Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and executors of the parties.

6. Waiver and Amendment. Any term of this Note may be amended or waived only with the written consent of Maker and Holder.

7. Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

8. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective as provided in the Letter Agreement.

9. Governing Law and Jurisdiction. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to the conflicts of law provisions of the State of Minnesota, or of any other state. All disputes or controversies relating to or arising from this Note shall be adjudicated in the state and federal courts located in the County of Hennepin, State of Minnesota.

10. Attorneys’ Fees. If this Note is not paid in full when due, the Maker promises to pay all reasonable costs and expenses of collection and reasonable outside attorneys’ fees and expenses and court costs incurred by the Holder hereof on account of such collection whether or not suit is filed thereon.

IN WITNESS WHEREOF, Maker has caused this Amended and Restated Unsecured Promissory Note to be issued as of the date first written above and Holder agrees to the terms and conditions of this Amended and Restated Unsecured Promissory Note.

VERITEC, INC.,

a Nevada corporation

/s/ Van Tran

Van Tran, Chief Executive Officer

AGREED TO AND ACCEPTED:

LARRY L. KONFIRST,

an individual

/s/ Larry L. Konfirst

Larry L. Konfirst